Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements of Blue Owl Capital Inc. of our report dated February 21, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Blue Owl Capital Inc., which appears in the annual report on Form 10-K of Blue Owl Capital Inc. for the year ended December 31, 2024, dated February 21, 2025.
/s/ KPMG LLP
New York, NY
February 21, 2025